EXHIBIT 8.1

                                February 11, 2002


Point Therapeutics, Inc.
75 Kneeland Street
Boston, MA 02111

        Re: Certain Federal Income Tax Consequences in Connection with the Merger of PT Acquisition Corp with and into Point Therapeutics, Inc.
               ----------------------------------------------------------

Ladies and Gentlemen:

        We have acted as counsel to Point Therapeutics, Inc. ("Point"), a Massachusetts business corporation, in connection with (i) the contemplated merger of PT Acquisition Corp. ("Newco"), a Delaware corporation and wholly-owned subsidiary of HMSR Inc. ("HMSR"), also a Delaware corporation, with and into Point pursuant to an Agreement and Plan of Merger among Point, Newco and HMSR, dated as of November 15, 2001 (as amended, the "Merger Agreement") and
(ii) the Form S-4 Registration Statement and Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission (collectively, the "Registration Statement"). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

        In rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, certain statements and representations made by executives of Point, HMSR, and Newco, as well as other statements, representations and assumptions, and we have made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof. We have assumed that the Merger will be consummated pursuant to applicable state law in accordance with the Merger Agreement and as described in the Registration Statement. We have also assumed the initial and continuing truth and accuracy of the facts, information, covenants, statements, representations and assumptions, upon which this opinion is based, including that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In the event any one of the facts, information, covenants, statements, representations or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        Based upon and subject to the foregoing, we are of the opinion that the Merger will be a reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

        Our opinion is based upon the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. No assurance can be given that the Internal Revenue Service will not take a contrary position. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. We disclaim any obligation to notify you or any other person after the date hereof if any change in fact and/or law should change our opinion with respect to any matters set forth herein.

        This opinion is rendered solely for your benefit and shall not be relied upon, circulated or quoted, in whole or in part, by any other party and shall not be referred to in any report or document furnished to any other party without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Material United States Federal Income Tax Consequences" therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

        Very Truly Yours,


        /s/ Ropes & Gray